UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


           PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Date of Report (Date of earliest event reported):   September 14, 1998

                               (September 8, 1998)

Commission File Number                        0-13400

                NTS-PROPERTIES V, a Maryland Limited Partnership
             (Exact name of registrant as specified in its charter)

          Maryland                                    61-1051452
(State or other jurisdiction of             (I.R.S. Employer Identification
incorporation or organization)              No.)

   10172 Linn Station Road
   Louisville, Kentucky                                   40223
(Address of principal executive                        (Zip Code)
offices)

Registrant's telephone number,
including area code                                  (502) 426-4800

                                 Not Applicable
               Former name, former address and former fiscal year,
                          if changed since last report




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Item 5.  Other Items


On September 8, 1998, the Partnership and the Lakeshore/University II Joint Venture entered into a contract with Silver City Properties, Ltd. ("the
Purchaser"), an affiliate of Full Sail Recorders, Inc., for the sale of University Business Center Phases I and II office buildings and Phase III vacant land for an aggregate purchase price of $18,751,000 (specifically the prices for each property were $8,975,000 for Phase I; $8,975,000 for Phase II; and $801,000 for Phase III). University Business Center Phase I and Phase III are owned by the Partnership. University Business Center Phase II is owned by the Lakeshore/University II Joint Venture. The Partnership owns a 69% interest in this joint venture. Full Sail currently occupies 28% and 83% of the net rentable area of University Business Center Phases I and II, respectively. Concurrent with the signing of the contracts, the Purchaser deposited $50,000 into an escrow account. This deposit will be applied to the purchase price at closing. The Purchaser is to close on the properties by November 7, 1998. The purchaser has fifty days from the date of the contract to perform normal inspection activities. The completion of this sale depends upon a satisfactory result of this inspection. The contract permits the Purchaser to defer the closing of the purchase of Phase III until the 18 month anniversary of the closing on Phases I and II. The Partnership has not determined the use of the net proceeds from the sale after the repayment of outstanding debt and closings costs.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         NTS-PROPERTIES V, a Maryland
                                         Limited Partnership
                                                  (Registrant)


                                         By: NTS-Properties Associates V
                                             BY: NTS Capital Corporation,
                                                 General Partner


                                                 /s/Lynda J. Wilbourn
                                                 Lynda J. Wilbourn
                                                 Vice President



Date: September 14, 1998




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